Exhibit 10.9

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Patent and Technology License Agreement

This Patent and Technology License Agreement (“Agreement”) is made, effective on the date fully executed by both Parties (the “Effective Date”), by and between The Board of Regents (“Board”) of The University of Texas System (“System”), an agency of the State of Texas, whose address is 210 West 7th Street, Austin, Texas 78701, on behalf of The University of Texas M. D. Anderson Cancer Center (“MD Anderson”), a member institution of System, and Genprex, Inc., having a place of business at Dell Medical School, Health Discovery Building, 1601 Trinity Street, Suite 3.322, Austin, Texas 78712 (“Licensee”). Board and Licensee are each referred to herein as a “Party” and collectively as the “Parties.” In consideration of the mutual covenants and promises herein contained, the Parties agree as follows:

I. Background

1.1     Board owns Licensed IP (defined below).

1.2

Board, through MD Anderson, has determined that development and commercialization of the Licensed IP is in the public’s best interest and is consistent with Board’s educational and research missions and goals.

1.3	Board desires to have the Licensed IP developed and commercialized for the benefit of Licensee, the inventors, Board, System, MD Anderson, and the public.

1.4

Licensee and MD Anderson previously entered into that certain Option Agreement dated February 23, 2017, which was subsequently amended in amendments 1 – 3 thereto (collectively, the “Option Agreement”), and Licensee now desires to secure a license to practice the Licensed IP, as described below in this Agreement.

II. Definitions

As used in this Agreement, the following terms have the meanings indicated:

2.1

Affiliate means any business entity more than fifty percent (50%) owned (directly or indirectly) by Licensee, any business entity which directly or indirectly owns more than fifty percent (50%) of Licensee, or any business entity that is more than fifty percent (50%) owned (directly or indirectly) by a business entity that owns more than fifty percent (50%) of Licensee.

2.2	Asset Sale Transaction means a sale or assignment to a third party of this Agreement and/or all or substantially all of Licensee’s assets to which this Agreement relates.

2.3

Assignment Consideration means the fair market value of any and all consideration, in whatever form, received by Licensee and solely allocable in exchange for any direct or indirect assignment or transfer of this Agreement (other than an assignment or transfer to an Affiliate), including, without limitation, any direct or indirect assignment or transfer resulting from an Asset Sale Transaction, stock sale, merger, restructuring, reorganization or the like. For purposes of the foregoing, an allocation or vesting of the Agreement that occurs as an operation of law (such as, for example, during a merger) shall be considered an “assignment.”

2.4

BLA means (a) a Biologics License Application (as more fully defined in 42 U.S.C. §262(a)(2)(C), 21 C.F.R. 601.2(a), or their successor provisions) seeking Regulatory Approval of a Licensed Product filed with the FDA; or (b) a similar submission to the equivalent applicable regulatory agency in any national jurisdiction other than the United States.

2.5	Change of Control Transaction means a sale to a third party, whether by operation of law or otherwise, in connection with a change of control of Licensee.

2.6	FDA means the United States Food & Drug Administration. Where applicable references to FDA shall include non-United States regulatory authorities that have equivalent responsibilities.

2.7

First Sale means, with respect to a particular Licensed Product, the first Sale of such Licensed Product by or on behalf of Licensee or any Sublicensee, following Regulatory Approval for such Licensed Product.

2.8	Licensed Field means all fields of use.

2.9	Licensed IP means Licensed Patents and Licensed Technology.

2.10	Licensed Patents means the Board’s rights in:

(a)	the patents and patent applications (i) listed in Exhibit A to this Agreement;

(b)

all non-provisional patent applications that claim priority to any of the provisional applications listed in subpart (a) provided that the claims of such non-provisional applications are entitled to claim priority to such provisional applications;

(c)

all divisionals, continuations and continuations-in-part of the non-provisional patent applications identified in (a) and (b), above provided that the claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b), above;

(d)

all reissues, reexaminations, requests for continued examination, substitutions, registrations, revalidations, additions, certificates of correction, renewals, extensions, and foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c), above; and

(e)	any patents that issue with respect to any of the patent applications listed in (a), (b), (c) or (d), above.

2.11	Licensed Products means:

(a)	any product or component that

(i)	comprises, uses, or is made using subject matter covered by one or more Valid Claims;

(ii)	enables a user, acting either alone, independently with other users or in concert with other users, to perform or practice one or more Valid Claims; or
(iii)	incorporates, uses, or is made using Licensed Technology; and/or

(b)	any method or process that, when performed by one or more people and/or entities acting either alone, independently with others or in concert with others

(i) practices one or more Valid Claims, or

(ii) incorporates, uses, or is made using Licensed Technology.

2.12

Licensed Technology means Board’s rights in any technical information, know-how, trade secret, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, designs, drawings or data that:

(a)	were created (i) prior to the Effective Date, (ii) by the inventor(s) listed in MD Anderson Invention Disclosure Report MDA16-100, and (iii) at MD Anderson;

(b)     are not covered by a Valid Claim as of the Effective Date;

(c)	facilitate the practice, development, manufacture, use, and/or selling of invention(s) claimed in a Valid Claim as of the Effective Date;

(d)

have no obligations or encumbrances in favor of or benefitting any third party and are not otherwise subject to contractual or legal restrictions that would preclude a license to Licensee under the License Agreement;

(e)	is delivered, provided or otherwise transferred to Licensee; and

(f)

is not publicly available when provided to Genprex; provided, however, in the event Licensed Technology becomes publicly available in a manner inconsistent with Section 10.3, such information shall thereafter no longer be included within Licensed Technology.

2.13	Licensed Territory means worldwide.

2.14	Net Sales means [*]

2.15	Option Agreement shall have the meaning set forth in Article I of this Agreement.

2.16

Patent Expenses means out-of-pocket expenses incurred by MD Anderson in preparing (including conducting prior art searches, if any), filing, prosecuting (including any type of post-grant or post-issuance proceedings), and maintaining patent applications and patents under Licensed Patents.

2.17

Phase I Clinical Trial means: (a) that portion of the FDA submission and approval process which provides for the first introduction into humans of a product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action, as more fully defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(a) or any future revisions or substitutes therefor; or (b) a similar clinical trial in any national jurisdiction other than the United States. For the avoidance of doubt, the emphasis of a Phase I Clinical Trial is on the safety and tolerability of a product and is used to plan patient dosing in a Phase II Clinical Trial.

2.18

Phase II Clinical Trial means: (a) that portion of the FDA submission and approval process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of a product for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(b) or any future revisions or substitutes therefor; or (b) any clinical trial that obtains data regarding the efficacy of a product, including without limitation Phase Ib clinical trial of a product, a clinical trial of a product consisting of a cohort expansion, or a combined Phase Ib/II clinical trial of a product; or (c) a clinical trial similar to the foregoing (a) or (b) in any jurisdiction other than the United States. For the avoidance of doubt, when the safety and tolerability of a product has been established through the conduct of a Phase I Clinical Trial, the next clinical trial of a product will be a Phase II Clinical Trial.

2.19

Phase III Clinical Trial means: (a) that portion of the FDA submission and approval process in which expanded clinical trials are conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of a product, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(c) or any future revisions or substitutes therefor; or (b) a similar clinical trial in any national jurisdiction other than the United States.

2.20

Regulatory Approval means the approval needed in a particular country or jurisdiction by a Regulatory Authority to begin marketing and/or sale of a Licensed Product in such country or jurisdiction, which shall include, if applicable, pricing approvals.

2.21

Regulatory Authority means any applicable governmental regulatory authority involved in granting approvals for marketing and/or sale of a Licensed Product, including without limitation, in the United States, the FDA, and any governmental agency or body in any jurisdiction in the Licensed Territory performing such function.

2.22	Research Agreement means the Sponsored Research Agreement between MD Anderson and Licensee effective May 23, 2018, as amended from time-to-time.

2.23

Reseller means a third party wholesaler or distributor that (a) has no significant responsibility for marketing and promotion of a Licensed Product within its distribution territory or field, and (b) does not pay any consideration to Licensee or a Sublicensee for wholesale or distributor rights. For clarity, the Parties agree that as of the Effective Date, Cardinal Health, Amerisource Bergen and McKesson are examples of Resellers with respect to Licensed Products not acquired for end use.

2.24

Sale or Sold means the transfer or disposition of a Licensed Product for value; provided, however, that a transfer or disposition of a Licensed Product for value shall not be included in Sales if the transfer is to Licensee or a Sublicensee that does not acquire such Licensed Product for end use.

2.25

Sublicense Agreement means any agreement or arrangement (other than an assignment of this entire Agreement) pursuant to which Licensee (or a Sublicensee) grants to any third party (other than a Reseller that merely purchases and resells Licensed Products) any of the license rights granted to the Licensee under this Agreement.

2.26

Sublicensee means any entity to whom an express Sublicense Agreement has been granted under the Licensed Patents and/or Licensed Technology. “Sublicensee” does not include a Reseller that merely purchases and resells Licensed Products. For clarity, an Affiliate that makes Sales shall be deemed to be a Sublicensee.

2.27	Sublicensing Consideration means [*]

2.28	Substitutable Generic means a generic FDA-approved drug or biologic that:

(a)	contains the same active ingredients as the Licensed Product sold by Licensee or any Sublicensee(s);

(b)     has one or more of the same approved indications as the Licensed Product sold by Licensee or any Sublicensee(s); (a)     is bioequivalent to the Licensed Product sold by Licensee or any Sublicensee(s);

(c)	meets the standards for identity, strength, purity and quality as the Licensed Product sold by Licensee or any Sublicensee(s);
(d)	is manufactured under the same standards that FDA requires for the manufacture of brand products; and
(e)	is listed in the Orange Book / Approved Drug Products with Therapeutic Equivalence Evaluations and such listing has an A-rated TE code (e.g., AB).

2.29

Valid Claim means, on a jurisdiction-by-jurisdiction basis, a claim of (a) an issued and unexpired patent included within the Licensed Patents unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other governmental body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or finally determined by the relevant governmental authority to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (b) a pending patent application within the Licensed Patents to the extent the claim continues to be prosecuted in good faith for no more than seven (7) years from the earliest priority date thereunder. For clarity, a claim that is prosecuted in good faith for more than seven (7) years and issues thereafter shall be considered a “Valid Claim” as of the date such claim issues.

III.     License

3.1

Board, through MD Anderson, hereby grants to Licensee an exclusive, sublicensable, royalty-bearing license under Licensed IP to manufacture, use, commercialize, sell, offer for sale and import any Licensed Product in the Licensed Territory.

This grant is subject to Sections 13.2 and 13.3 hereinbelow, the payment by Licensee to MD Anderson of all consideration as provided herein, and is further subject to the following rights retained by Board and MD Anderson to:

(a)	()Publish the general scientific findings from research related to Licensed IP, subject to the terms of Article X–Confidential Information and Publication; and

(b)     ()Use Licensed IP for research, teaching, and other academic non-commercial purposes; and

(c)     ()Use Licensed IP for (i) patient care at MD Anderson facilities (x) before first approval of a BLA for a Licensed Product in the United States only with Licensee’s consent, such consent not to be unreasonably withheld, or (y) after first approval of a BLA for a Licensed Product in the United States only if Licensee does not make a Licensed Product commercially available; (ii) internal pre-clinical research; and (iii) teaching, and other non-commercial, academically-related purposes; and

(d)     ()Transfer Licensed Technology to academic or research institutions for non-commercial research use.

3.2	Licensee has the right to grant Sublicense Agreements under the Licensed IP consistent with the terms of this Agreement as part of good faith, arms-length transactions, subject to the following:
(a)

A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by terms and conditions materially consistent with this Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 3.3. Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements consistent with this Agreement, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of this Agreement.

(b)

Licensee shall deliver to MD Anderson a complete and accurate copy of each Sublicense Agreement granted by Licensee or any Sublicensee, and any modification or termination thereof, within 30 days following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, Licensee shall provide MD Anderson a reasonably accurate English translation in addition to a copy of the original agreement. The Parties agree that inaccuracies in an otherwise reasonably accurate translation shall not be cause for termination of the Agreement.

(c)

Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Board and MD Anderson for all of the Licensee’s duties and obligations contained in this Agreement, including without limitation the payment of running royalties due under Section 4.1(d). Any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee will be deemed to be a breach by Licensee. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Board and/or MD Anderson or any other terms and conditions of the Sublicense Agreement that would constitute a material breach of this Agreement if such acts were performed by Licensee.

3.3

All rights and licenses of each Sublicensee shall terminate upon termination of this Agreement, except as expressly agreed by the parties; provided, however, that MD Anderson agrees to negotiate in good faith with each existing Sublicensee that (a) is in good standing under the respective Sublicense Agreement as of the date of termination of this Agreement, and (b) provides written notice to MD Anderson within thirty (30) days after termination of this Agreement stating that such Sublicensee desires to enter into negotiations for an agreement with MD Anderson granting rights under Licensed IP. MD Anderson shall negotiate in good faith in accordance with this Section 3.3 but shall have no obligation to enter into an agreement with any Sublicensee.

3.4	Licensee, itself or through any Sublicensee, shall use commercially reasonable efforts to:

(a)

maintain a bona fide, funded, ongoing and active research, development, manufacturing, regulatory, or marketing program, in each case, consistent with applicable law and Licensee’s use of commercially reasonable efforts;

(b)	make Licensed Products commercially available to the public in the Licensed Field within the Licensed Territory, following Regulatory Approval, and

(c)	achieve the following Diligence Milestone Events by the Deadlines indicated:

Diligence Milestone Events	Deadlines
1. [*]	[*] months from the Effective Date
2. [*]	[*] months from the Effective Date
3. [*]	[*] months from the Effective Date

(d)	If the obligations under Sections 3.4(a)-(c) are not fulfilled Board and/or MD Anderson may treat such failure as a breach, subject to the provisions of Section 12.3(e).

(e)

Not less than thirty days prior to expiry of any of the deadlines for achieving the Diligence Milestones set forth in Section 3.4(c) above, Licensee may extend such deadline(s), up to a maximum of four (4) times, upon written notice to MD Anderson requesting an extension and full payment of the Extension Fee, as defined below prior to expiration of the deadline. For purposes of this Agreement, the term “Extension Fee” shall mean $50,000.00 for each extension request. Upon payment of each Extension Fee with respect to any of the Diligence Milestones, an additional year will be added to the time for completion of such Diligence Milestone and all other as yet unmet Diligence Milestones. It is understood and agreed that time is of the essence with respect to payment of the Extension Fee, and failure to timely pay an Extension Fee shall not be subject to any cure period.

(f)

Within ninety (90) calendar days following each anniversary of the Effective Date, Licensee will deliver to MD Anderson a written progress report as to Licensee's (and any Sublicensee’s) efforts and accomplishments during the preceding year in diligently commercializing Licensed IP in the Licensed Field and Licensed Territory and Licensee's (and Sublicensees') commercialization plans for the upcoming year.

IV.     Consideration, Payments and Reports

4.1	In consideration of rights granted by Board to Licensee under this Agreement, Licensee agrees to pay MD Anderson each of the following:
(a)

Patent Expenses. All unreimbursed Patent Expenses incurred by or for MD Anderson before or after the Effective Date for so long as this Agreement remains in effect. MD Anderson will invoice Licensee after the Agreement has been fully executed by all Parties for unreimbursed Patent Expenses incurred as of as of the Effective Date and on a quarterly basis thereafter. The invoiced amounts will be due and payable by Licensee within thirty (30) calendar days of invoice.

(b)

Upfront license fee. A nonrefundable upfront license fee in the amount of $[*]. This upfront licensee fee will not reduce the amount of any other payment provided for in this Article IV, and is due and payable not later than thirty (30) calendar days after the Effective Date. The obligation to timely pay the license upfront fee is not subject to any cure period.

(c)	Annual Maintenance Fees. Nonrefundable annual license maintenance fees (“Annual Maintenance Fees”) as follows:

$[*], escalating by $[*]per year, until First Sale; provided, however, in no event shall an Annual Maintenance Fee exceed $[*]. By way of clarification and not by limitation, the Annual Maintenance Fee due for the second, third, fourth etc. anniversaries of the Agreement shall be $[*], $[*], $[*], etc., up to a maximum of $[*].

The Annual Maintenance Fees will not reduce the amount of any other payment provided for in this Article IV. The Annual Maintenance Fees will be payable within thirty (30) calendar days of each anniversary of the Effective Date.

(d)	Royalties. A running royalty on Net Sales as follows:
(i)	subject to Sections, 4.1(d)(ii)-(v), based on calendar year aggregate worldwide Sales of Licensed Products covered by a Valid Claim, the Royalty Rate set forth in Table 4.1(d)(i):

Table 4.1(d)(i)
Calendar year aggregate worldwide Net Sales of Licensed Products covered by a Valid Claim	Royalty Rate
Portion less than or equal to $[*]	[*]%
Portion greater than $[*] but less than or equal to $[*]	[*]%
Portion greater than $[*] but less than or equal to $[*]	[*]%
Portion greater than $[*] but less than or equal to $[*]	[*]%
Portion exceeding $[*]	[*]%

(i)

No Valid Claim Reduction. In the event that a Licensed Product is not covered at the time of Sale by a Valid Claim in the country or jurisdiction of such Sale, then the Royalty Rate set forth in Table 4.1(d)(i) related to such Sale in such jurisdiction shall be reduced by [*]%. Licensee acknowledges and agrees that the subject matter covered by Licensed Technology not included in a patent application or patent under Licensed Patents is valuable and provides Licensee with a competitive advantage and head start in the further research, development, and commercialization of Licensed Products, and the royalty payments for Licensed Products not covered by a Valid Claim are appropriate in light of the foregoing.

(ii)

Third Party Payments. In the event that Licensee obtaining a license to third-party intellectual property rights in a particular jurisdiction is reasonably necessary to avoid a claim of infringement due to Licensee’s exercise of its rights hereunder, and Licensee enters into such a license, then up to [*]% of the royalties payable and actually paid to such third party for such license in such jurisdiction may be deducted from royalties otherwise due MD Anderson under Section 4.1(d)(i); provided, however, in no event shall the royalties payable to MD Anderson pursuant to this provision in any one-year period be reduced to less than [*]% of the royalties otherwise due.

(iii)

Third-Party Competition Reduction. If Licensee provides evidence to MD Anderson that Licensee has substantial direct competition from a party other than a Sublicensee who is selling a Substitutable Generic in the jurisdiction of Sale and the Licensed Product being Sold by Licensee in said jurisdiction is not covered by a Valid Claim in said jurisdiction, then the royalties otherwise due MD Anderson under Section 4.1(d)(i) for Sales in such jurisdiction may be reduced to [*]% only during the period(s) for which Licensee can show such evidence of such substantial direct competition.

(iv)

Mechanics. Notwithstanding anything to the contrary herein, in no event shall the reductions set forth in subsections (ii) and (iii), individually or in the aggregate, reduce the royalties under Section 4.1(d) to less than [*]% of the royalties otherwise payable to MD Anderson if no such reductions were applied.

(e)

Minimum Annual Royalties. After the first Sale, minimum annual royalties (“Minimum Annual Royalties”) of $[*], due and payable (without invoice) within thirty (30) calendar days of the first and each subsequent anniversary of the Effective Date which follows the first Sale; provided, however, that in the event that there is less than a twelve (12) month period between the first Sale, and the first anniversary of the Effective Date which follows the first Sale, then Licensee shall pay the following:

(1) the Annual Maintenance Fee due for that year multiplied by the fraction A/C, where A is the number of months between the anniversary of the Effective Date preceding the first Sale and the first Sale, and C is twelve (12); and

(2) the Minimum Annual Royalties multiplied by the fraction B/C, where B is the number of months between the first Sale and the first anniversary of the Effective Date which follows the first Sale, C is twelve (12), and A + B = twelve (12).

Running royalties accrued under Section 4.1(d) and paid to MD Anderson during the one year period preceding an anniversary of the Effective Date shall be credited against the Minimum Annual Royalties due on that anniversary date.

(f)

The following Milestone Payments are payable for each occurrence of each Milestone Event as set forth in Table 4.1(f), regardless of whether the milestone is achieved by Licensee, a Sublicensee or Affiliate:

Table 4.1(f)
Milestone Event	Milestone Payment
1. [*]	[*] Dollars ($[*])
2. [*]	[*] Dollars ($[*])
3. [*]	[*] Dollars ($[*])
4. [*]	[*] Dollars ($[*])
5. [*]	[*] Dollars ($[*])

For clarity, Milestone Event No. 5 shall be payable if the jurisdiction of the second Regulatory Approval of the Licensed Product is the same as, or different from, the jurisdiction of the first Regulatory Approval of such Licensed Product. Milestone Payments related to the foregoing Milestone Events are payable one-time on a Licensed Product-by-Licensed Product basis.

(g)

Sublicensing Consideration. Licensee shall pay MD Anderson the highest applicable percentage of Sublicensing Consideration within thirty (30) calendar days of receipt thereof as set forth in Table 4.1(g):

Table 4.1(g)
Sublicense Agreement effective date	Percentage of Sublicensing Consideration due MD Anderson
Prior to achievement of Milestone Event 1 for any Licensed Product	[*] Percent ([*]%)
After achievement of Milestone Event 1 but Prior to achievement of Milestone Event 2 for such Licensed Product	[*])
After achievement of Milestone Event 2 for such Licensed Product	([*]%)

(h)	Assignment Consideration.

(i)

Subject to Section 4.1(h)(ii), in connection with any Change of Control Transaction or in connection with any Asset Sale Transaction, Licensee shall pay MD Anderson a fee (an “Assignment Fee”) equal to the applicable percentage of Assignment Consideration, as set forth in Table 4.1(h), as determined at the Closing Date of such transaction, within thirty (30) calendar days of Licensee’s (or its shareholders’, designees’, successors’ or assigns’, as applicable) receipt thereof; provided, however, in the event of a Change of Control Transaction, the result of which Licensee retains direct control and exercise of the rights granted in Article III (each, an “Excluded Transaction”), payment of such Assignment Fee shall be due within thirty (30) days of the Closing Date of the first Change of Control Transaction or Asset Sale Transaction thereafter for which payment may not be delayed under this Section 4.1(h)(i) (a “Triggering Transaction”).

Table 4.1(h)
Closing Date of Transaction	Percentage of Assignment Consideration due MD Anderson	Maximum Assignment Fee to be paid to MD Anderson
Prior to achievement of Milestone Event 1 for any Licensed Product	[*]%	$[*]
After achievement of Milestone Event 1, but before achievement of Milestone Event 2	[*]%	$[*]
After achievement of Milestone Event 2, but before achievement of Milestone Event 3	[*]%	$[*]
After achievement of Milestone Event 3, but before achievement of Milestone Event 4	[*]%	$[*]
After achievement of Milestone Event 4	[*]%	$[*]

(ii)

upon the occurrence of any Excluded Transaction, Licensee shall promptly provide written notice to MD Anderson setting forth the material terms of such transaction and the fair market value (at the time of such transaction) of any and all consideration, in whatever form, received by Licensee and solely allocable to this Agreement related to such transaction. For clarity, 1) the parties agree that a transaction where “Company X” merges Licensee out of existence at a point in time after an Excluded Transaction would be a Triggering Transaction; 2) the Assignment Fee owed for such Triggering Transaction will be based on the Table 4.1(h) percentage applicable at the Closing Date of the Triggering Transaction; and 3) the Assignment Fee owed for an Excluded Transaction will be based on the Table 4.1(h) percentage applicable at the Closing Date of the Excluded Transaction.

4.2

Unless otherwise provided, all such payments are payable within forty-five (45) calendar days after March 31, June 30, September 30, and December 31 of each year during the term of this Agreement, at which time Licensee will also deliver to MD Anderson a true and accurate report, giving such particulars of the business conducted by Licensee and any Sublicensee, if any exist, during the preceding three (3) calendar months under this Agreement as necessary for MD Anderson to account for Licensee's payments hereunder. This report will include pertinent data, including, but not limited to each of the following:

(a)	The accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by Licensee since the previous report.
(b)	A list of Licensed Products produced for the three (3) preceding calendar months categorized by the technology it relates to under Licensed Patents.
(c)	The total quantities of Licensed Products produced by the category listed in Section 4.2(b).
(d)	()The total Sales by the category listed in Section 4.2(b).
(e)	()The calculation of Net Sales by the category listed in Section 4.2(b).
(f)

()Net Sales segregated on a product-by-product and service-by service basis, or an affirmative statement that no Sales were made. The report shall also itemize the permitted deductions from the gross consideration from a Sale used to arrive at the resulting Net Sales, on a product-by-product and service-by service basis.

(g)	()The royalties so computed and due MD Anderson by the category listed in Section 4.2(b).
(h)	()All consideration received from each Sublicensee or assignee and payments due MD Anderson.
(i)	()All other amounts due MD Anderson herein.

Simultaneously with the delivery of each such report, Licensee agrees to pay MD Anderson the amount due, if any, for the period of such report. These reports are required even if no payments are due.

4.3

During the term of this Agreement and for one (1) year thereafter, Licensee agrees to keep complete and accurate records of its, and any Sublicensees', Sales and Net Sales in sufficient detail to enable the royalties and other payments due hereunder to be determined. Licensee agrees to permit MD Anderson or its representatives, at MD Anderson's expense, to periodically examine Licensee’s books, ledgers, and records during regular business hours and upon reasonable prior notice for the purpose of and to the extent necessary to verify any report required under this Agreement. If any amounts due MD Anderson are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then Licensee will pay the cost of the examination. Licensee shall pay accrued interest at one percent (1%) per month, or if higher than the highest rate allowed by applicable law, then the highest rate allowed by applicable law on any and all late payments under this Agreement (regardless of whether the deficiency is identified by audit or otherwise), with such interest commencing on the date after the due date.

4.4

All amounts payable hereunder by Licensee shall be made in United States Dollar denominated funds, free and clear and without any deduction, set-off, or reduction for or on account of any tax, levy, impost, duty, charge, fee or withholding of any nature (“Tax”), unless such Tax is required by applicable law. Licensee shall deduct and withhold from the payments any Tax that it is required by applicable law to deduct or withhold on behalf of Board and/or MD Anderson. Notwithstanding the foregoing, if Board and/or MD Anderson is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, it may deliver to Licensee or the appropriate governmental authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax. In such case Licensee shall apply the reduced rate of withholding, or not withhold, as the case may be, provided that Licensee is in receipt of documentation supporting such reduced rate of withholding at least two (2) weeks prior to the time that the payments are due under this Agreement. If, in accordance with the foregoing, Licensee withholds any amount, Licensee shall (i) pay to MD Anderson the balance when due, (ii) make timely payment to the proper taxing authority of the withheld amount, and (iii) send MD Anderson proof of such payment within sixty (60) days following that payment. Licensee shall provide MD Anderson with reasonable advance written notice (and in any event not less than thirty (30) days) of any contemplated deduction or withholding, identifying the relevant taxing jurisdiction and nature of the contemplated payment, and confer in good faith with MD Anderson regarding any preferential treatment that may be allowed to reduce or eliminate such deduction or withholding.

4.4	Payments shall be by checks made payable to The University of Texas M. D. Anderson Cancer Center, and sent by United States mail to Box 4390, Houston, Texas 77210-4390, or by wire transfer to:

[*]

4.5	No payments due or royalty rates owed under this Agreement will be reduced as the result of co-ownership of Licensed IP by Board and another party, including, but not limited to, Licensee.

4.6

If payment requires delivery of an invoice, then MD Anderson’s delay in providing an invoice shall not excuse or waive any payment obligation of Licensee, but the deadline for Licensee’s payment shall be extended by the period of such delay. Any failure by Licensee to update its billing address shall not excuse timely payment.

V.     Patents and Inventions

5.1

If after consultation with Licensee both Parties agree that a new patent application should be filed for Licensed IP, MD Anderson will prepare and file appropriate patent applications, and Licensee will pay the related Patent Expenses in accordance with Section 4.1(a). If Licensee notifies MD Anderson that it does not intend to pay any portion of the Patent Expenses, or if Licensee fails to promptly confirm its intent to pay any portion of the Patent Expenses upon inquiry from MD Anderson, or if Licensee is in arrears or otherwise in default or late on any payments due under Section 4.1, or if Licensee fails to timely make any payments for Anticipated Costs when due under Section 5.5, then MD Anderson may, in its sole discretion, elect to file, not file, continue prosecution or maintenance, or abandon patent application or patent related to such Patent Expenses at its own expense without further notice to Licensee.  In the event MD Anderson files or continues prosecution or maintenance of such patent application or patent at MD Anderson’s expense, then Licensee’s rights to such patent or patent application otherwise within the scope of Licensed Patents shall terminate in their entirety upon written notice from MD Anderson.

5.2

If at any time Licensee wishes to cease paying Patent Expenses for a particular patent or patent application included in Licensed Patents, Licensee must give MD Anderson at least ninety (90) days prior written notice and Licensee will continue to be obligated to pay for the Patent Expenses which reasonably accrue with respect thereto during said notice period. Thereafter, said particular patent application or patent shall no longer be included in the Licensed Patents and Licensee shall have no further rights thereto.

5.3

Licensee shall cooperate with MD Anderson in (a) determining the appropriate entity size status applicable to Licensed Patents for purposes of the regulations of the U.S. Patent and Trademark Office, and (b) in satisfying patent deadlines imposed by applicable law, including the Bayh Dole Act.

5.4

MD Anderson will provide Licensee with a copy of any Licensed Patent for which Licensee has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof.  The Parties agree that they share a common legal interest to get valid enforceable patents and that Licensee will keep all privileged information received pursuant to this Section confidential.

5.5

Notwithstanding Section 4.1(a), prior to instructing patent counsel to respond or take action with respect to Licensed Patents and/or prior to incurring costs with respect thereto, MD Anderson shall have the right, at its election and in its sole discretion, to require upfront, advance payment from Licensee of the anticipated Patent Expenses for any patent or patent application directed to Licensed Patents (“Anticipated Costs”) as follows: MD Anderson shall provide a reasonable estimate of the Anticipated Costs to Licensee and shall specify a due date for the advance payment of such Anticipated Costs. With respect to such due date, MD Anderson may require Licensee to make such advance payment for Anticipated Costs at any time up to two (2) months prior to the date MD Anderson has chosen for the legal work to be completed, provided that such due date for payment is at least fifteen (15) days after the estimate is provided to Licensee.  Unless otherwise agreed in writing, such estimate may be sent by email in accordance with the Notice provisions in Section 14.2.  In the event the payment for Anticipated Costs actually made by Licensee to MD Anderson exceeds the actual costs, any unused balance will be credited towards future Patent Expenses, or, upon written request, returned to Licensee. In the event the actual costs incurred by MD Anderson exceed the estimate of Anticipated Costs, MD Anderson shall invoice Licensee for the excess costs. Within thirty (30) days of receiving an invoice from MD Anderson for such costs incurred in excess of the reasonable estimate of Anticipated Costs, Licensee shall reimburse MD Anderson for such excess amount.

5.6

If Licensee is more than forty-five (45) days in arrears on any payment or obligation due under this Agreement, Board, MD Anderson, and the counsel prosecuting Licensed Patents shall have no obligation to confer or otherwise communicate with, or provide any information to, Licensee under this Article V of this Agreement unless and until Licensee is no longer in arrears on all payments and obligations under this Agreement.

VI.     Infringement by Third Parties

6.1

Licensee, at its expense, has the first right to enforce and, to the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to the statutory duties of the Texas Attorney General, defend any patent exclusively licensed hereunder against infringement by third parties in the Licensed Field within the Licensed Territory. If Licensee chooses to enforce or defend such patents, then MD Anderson shall cooperate with Licensee in connection with such enforcement or defense. In any suit or dispute against an infringer of patents licensed hereunder, at the request and expense of the party bringing suit, the other party will permit reasonable access, during regular business hours, to relevant records, papers, information, samples, specimens, and the like in its possession, if and only to the extent that such materials or information are not protected by a privilege or immunity of such other party or a privacy or confidentiality right of any third person. Board and MD Anderson shall have reasonable prior input on choice of counsel on any matter where such counsel represents Board or MD Anderson, and Licensee and such counsel agree to follow all required procedures of the Texas Attorney General regarding retention of outside counsel for state entities. Licensee shall be responsible for payment of all fees and expenses associated with such enforcement incurred by Licensee and incurred by MD Anderson in providing cooperation in such enforcement. Any recovery for actual damages or punitive or enhanced damages in excess of Licensee’s documented, third-party expenses in enforcing the Licensed Patents and amounts actually reimbursed by Licensee to MD Anderson under this Section 6.1 shall be shared by Licensee with MD Anderson as follows: (A) for punitive and enhanced damages, [*]% of such recovery shall be provided to MD Anderson and [*]% shall be retained by Licensee; and (B) for all other damages, [*]% of such recovery shall be provided to MD Anderson and [*]% shall be retained by Licensee. Licensee must notify MD Anderson in writing of any substantial, potential infringement in the Licensed Field within the Licensed Territory within thirty (30) calendar days of knowledge, as evidenced in writing, thereof. If Licensee does not file suit against a substantial infringer in the Licensed Field within the Licensed Territory within six (6) months of knowledge thereof, then Board or MD Anderson may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and Licensee, with MD Anderson retaining all recoveries from such enforcement and paying all fees and costs related thereto.

VII.     Patent Marking

7.1

Licensee agrees that all packaging containing individual Licensed Product(s), documentation therefor, and, when possible, actual Licensed Product(s) sold by Licensee and/or Sublicensees of Licensee will be appropriately marked with the number of any applicable patent(s) licensed hereunder in accordance with each country's patent laws, including Title 35, United States Code, to the extent such marking is necessary or required to fully preserve Licensed Patents in each such country or the right to recover damages for infringement thereof.

VIII.     Indemnification and Insurance

8.1

LICENSEE AGREES TO HOLD HARMLESS AND INDEMNIFY BOARD, SYSTEM, MD ANDERSON, THEIR REGENTS, OFFICERS, EMPLOYEES, STUDENTS AND AGENTS (THE “UT INDEMNITEES”) FROM AND AGAINST ANY CLAIMS, DEMANDS, OR CAUSES OF ACTION WHATSOEVER, COSTS OF SUIT AND REASONABLE ATTORNEY’S FEES (INCLUDING WITHOUT LIMITATION, THOSE COSTS ARISING ON ACCOUNT OF ANY INJURY OR DEATH OF PERSONS OR DAMAGE TO PROPERTY) CAUSED BY, OR ARISING OUT OF, OR RESULTING FROM, THE EXERCISE OR PRACTICE BY LICENSEE, ITS OFFICERS, ANY SUBLICENSEE OR THEIR OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF THE RIGHTS GRANTED HEREUNDER.

8.2

IN NO EVENT SHALL BOARD, SYSTEM, MD ANDERSON OR LICENSEE BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER BOARD, SYSTEM, MD ANDERSON OR LICENSEE KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT THAT SUCH DAMAGES WERE CAUSED BY BOARD’S, SYSTEM’S, MD ANDERSON’S OR LICENSEE’S (AS THE CASE MAY BE) GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

8.3	SCOPE OF INDEMNIFICATION OF UT INDEMNITEES.

LICENSEE’S OBLIGATIONS TO HOLD HARMLESS AND INDEMNIFY THE UT INDEMNITEES IN SECTION 8.1 AND THE LIMITATION OF LIABILITY IN SECTION 8.2 SHALL INCLUDE, BUT ARE NOT LIMITED TO, ANY CLAIM ALLEGING STRICT STATUTORY LIABILITY, PRODUCT DEFECT LIABILITY, OR ANY UT INDEMNITEE’S OWN NEGLIGENCE (WHETHER SOLE OR CONCURRENT) THAT ARISES OUT OF, RELATES TO, IS CAUSED IN WHOLE OR IN PART BY, OR RESULTS FROM THE USE OR SALE OF ANY TANGIBLE MATERIALS (INCLUDING BIOLOGICAL MATERIALS) PROVIDED TO LICENSEE BY BOARD OR MD ANDERSON UNDER OR IN CONNECTION WITH THIS AGREEMENT OR PRODUCTS USED OR SOLD BY LICENSEE OR ANY SUBLICENSEE.

8.4

Beginning at the time when any Licensed IP or any Licensed Product is being distributed or sold (including for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[*] per incident and $[*] annual aggregate, and Licensee shall use reasonable efforts to have the UT Indemnitees named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee's indemnification under this Agreement; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of Licensee's liability with respect to its indemnification under this Agreement.

8.5

Licensee shall provide MD Anderson with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, Licensee shall provide MD Anderson with written notice of at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

8.6

Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any Licensed Products are being commercially distributed or sold by Licensee or by a Sublicensee, Reseller, or other agent of Licensee; and (ii) the five (5) year period immediately after such period.

IX. Use of Name

9.1

Licensee will not use the name of (or the name of any employee of) MD Anderson, System or Board in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance written consent of Board secured through:

The University of Texas

M. D. Anderson Cancer Center

Strategic Industry Ventures/Office of Technology Commercialization

Unit 1669

P.O. Box 301407

Houston, Texas 77230-1407

With a copy, which shall not constitute notice, to:

The University of Texas

M.D. Anderson Cancer Center

Legal Services, Unit 1674

P.O. Box 301407

Houston, TX 77230-1407

Notwithstanding the above, Licensee may use the name of (or name of employee of) MD Anderson, System or Board in routine business correspondence, or as needed in appropriate regulatory submissions without written consent.

X. Confidential Information and Publication

10.1

MD Anderson and Licensee each agree that all information contained in documents marked “confidential” and forwarded to one by the other (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this Agreement, and (iii) will not be disclosed by the recipient Party, its agents or employees without the prior written consent of the disclosing Party, except to the extent that the recipient Party can establish by competent written proof that such information:

(a)	is or becomes publicly available through actions of persons or entities other than the receiving Party or its representative;

(b)

is obtained by the receiving Party from a third party who is under no obligation of confidentiality with respect thereto and who is authorized to disclose such information on a non-confidential basis to the receiving Party;

(c)

was in the possession of the receiving Party prior to disclosure thereto by the disclosing Party, and was not acquired, directly or indirectly, from the disclosing Party, as evidenced by the records of the receiving Party; or

(d)	is independently developed by the receiving Party without any use of the disclosing Party’s confidential information, as evidenced by the records of the receiving Party.

10.2

Each Party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing Party's confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this Agreement is in force and for a period of three (3) years thereafter.

10.3

MD Anderson reserves the right to publish the general scientific findings from research related to Licensed IP, with due regard to the protection of Licensee’s confidential information. MD Anderson will submit the manuscript of any proposed publication to Licensee at least thirty (30) calendar days before publication, and Licensee shall have the right to review and comment upon the publication in order to protect Licensee’s confidential information. Upon Licensee’s request, publication may be delayed up to sixty (60) additional calendar days to enable Licensee to secure adequate intellectual property protection of Licensee’s confidential information that would otherwise be affected by the publication.

10.4

In the event that the recipient Party is required to disclose the disclosing Party’s confidential information under operation of applicable law, regulation, or order of a court or governmental administrative body having competent jurisdiction, the recipient Party shall, to the extent practicable, provide the disclosing Party reasonable notice of such potential disclosure so that that the disclosing Party may seek a protective order or other appropriate protection or legal relief to prevent or limit such disclosure. If, in the absence of, or pursuant to the terms of, such protection or legal relief, the recipient Party is nonetheless required by applicable law, regulation, or order of a court or governmental administrative body having competent jurisdiction to disclose any portion of the disclosing Party’s confidential information, the required disclosure shall be permitted under this Agreement but shall be limited to only that portion of the disclosing Party’s confidential information for which disclosure is so required.

XI.     Assignment

11.1

Except in connection with a sale of all or substantially all of Licensee's assets to which this Agreement relates to a third party or a sale to a third party by operation of law in connection with a change of control of Licensee, this Agreement may not be assigned by Licensee without the prior written consent of MD Anderson, which will not be unreasonably withheld. Any attempted assignment in violation of the foregoing shall be null and void. For any assignment or transfer of this Agreement to be effective, (a) the Licensee must timely pay MD Anderson an Assignment Fee pursuant to Section 4.1(h) and (b) the assignee must assume in writing (a copy of which writing will be provided to MD Anderson) all of Licensee's interests, rights, duties, and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if the assignee were the original Party (i.e., the Licensee) to the Agreement. Without limiting the generality of the foregoing and for the avoidance of doubt, Licensee shall not engage in any assignment or transfer of this Agreement for the purpose of, or having the effect of, avoiding payment of an Assignment Fee or circumventing MD Anderson’s consent where the same would otherwise be required, including, without limitation, performing a first transaction that results in Licensee becoming an entity within a third-party organization and subsequently performing a second transaction that assigns the Agreement to such third-party organization.

XII.     Term and Termination

12.1

Subject to Sections 12.2, 12.3 and 12.4 hereinbelow, the term of this Agreement is from the Effective Date until the last to occur of: (a) the expiration of all patents issued under Licensed Patents (if any) and the cancellation, withdrawal, or express abandonment of all patent applications under Licensed Patents (if any), or (b) the date that is the thirtieth (30th) anniversary of the Effective Date.

12.2	[Reserved.]

12.3	Subject to any rights or obligations herein which survive termination, this Agreement will earlier terminate in its entirety:

(a)	upon ninety (90) prior written notice from Licensee to MD Anderson;

(b)

automatically, if Licensee becomes bankrupt or insolvent and/or if the business of Licensee shall be placed in the hands of a receiver, assignee for the benefit of creditors, or trustee, whether by voluntary act of Licensee or otherwise;

(c)

upon thirty (30) calendar days written notice from MD Anderson, if Licensee breaches or defaults on the payment or report obligations of Article IV (excluding the upfront license fee specified in Section 4.1(b), for which no cure period applies), or use of name obligations of Article IX, unless, before the end of such thirty (30) calendar day notice period, Licensee has cured the default or breach to MD Anderson’s reasonable satisfaction, and so notifies MD Anderson, stating the manner of the cure;

(d)	immediately, upon written notice from MD Anderson, if Licensee fails to timely pay the license upfront fee specified in Section 4.1(b);

(e)

upon ninety (90) calendar days written notice from MD Anderson if Licensee breaches or defaults on any other obligation under this Agreement, unless, before the end of such ninety (90) calendar-day notice period, Licensee has cured the default or breach to MD Anderson’s reasonable satisfaction and so notifies MD Anderson, stating the manner of the cure;

(f)

subject to the terms of the fully-executed Research Agreement, upon thirty (30) calendar days written notice from MD Anderson, if Licensee has not, within two (2) years of the Effective Date provided to MD Anderson at least $2,030,000.00 in total under the Research Agreement (including sums paid before the Effective Date), unless before the end of such thirty (30) calendar day notice period, Licensee has cured such underpayment; or

(g)	if Section 14.9 is invoked.

12.4     Upon termination of this Agreement:

(a)	nothing herein will be construed to release either Party of any obligation maturing prior to the effective date of the termination; and

(b)

Licensee covenants and agrees to remain bound by the provisions of Articles VIII (Indemnification and Insurance), IX (Use of Board and MD Anderson’s Name) and X (Confidential Information and Publication) of this Agreement.

(c)

Licensee agrees to cease and desist any use and Sale of products covered by Licensed Patents and/or incorporating, using, or made using Licensed Technology that is not publicly available as of the effective date of termination; provided, however, Licensee may sell products in the Licensed Territory that are not covered by Licensed Patents and do not incorporate, use, or are made using Licensed Technology that is not publicly available as of the effective date of termination.

XIII.     Warranty: Superior-Rights

13.1

Except for the rights, if any, of the Government of the United States of America (“Government”) as set forth below, Board represents and warrants its belief that (a) it is the owner of the right, title, and interest in and to Licensed IP, and (b) it has the right to grant licenses thereunder.

13.2

Licensee understands that the Licensed IP may have been developed under a funding agreement with the Government and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this Agreement, the terms of such Government agreement, applicable law or regulation shall prevail.

13.3

LICENSEE UNDERSTANDS AND AGREES THAT BOARD AND MD ANDERSON, BY THIS AGREEMENT, MAKE NO REPRESENTATION AS TO THE OPERABILITY OR FITNESS FOR ANY USE, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF THE LICENSED IP. BOARD AND MD ANDERSON, BY THIS AGREEMENT, ALSO MAKE NO REPRESENTATION AS TO WHETHER ANY PATENT COVERED BY LICENSED PATENTS IS VALID OR AS TO WHETHER THERE ARE ANY PATENTS (OTHER THAN THE LICENSED PATENTS) NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY BOARD OR MD ANDERSON IN THE LICENSED FIELD. NEITHER BOARD NOR MD ANDERSON MAKES ANY REPRESENTATION THAT THE PRACTICE OF LICENSED IP OR LICENSED PRODUCTS DOES NOT INFRINGE ANY PATENTS (OTHER THAN LICENSED PATENTS) NOW HELD OR THAT WILL BE HELD BY OTHERS OR BY BOARD.

13.4

Licensee, by execution hereof, acknowledges, covenants and agrees that Licensee has not been induced in any way by Board, System, MD Anderson or employees thereof to enter into this Agreement, and further warrants and represents that (a) Licensee is entering into this Agreement voluntarily; (b) Licensee has conducted sufficient due diligence with respect to all items and issues pertaining to this Agreement; and (c) Licensee has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

XIV.     General

14.1

This Agreement, and all claims arising out of or relating thereto, together with any exhibits and/or fully executed amendments hereto, constitutes the entire and only agreement between the Parties for licensure of Licensed IP and all other prior negotiations, representations, agreements and understandings related thereto are superseded hereby. Neither Party has relied on any such prior communication in entering into this Agreement. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both Parties.

14.2

Any notice required by this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes thereof when sent by first class mail or reputable international courier (e.g., Federal Express or UPS) and shall be evidenced by the postmark at the point of mailing or by the dated delivery receipt of the courier. All notices and any correspondence respecting this Agreement shall be transmitted as follows:

To MD Anderson, if by mail:

The University of Texas M. D. Anderson Cancer Center

Strategic Industry Ventures/Office of Technology Commercialization

Unit 1669

P.O. Box 301407

Houston, Texas 77230-1407

To MD Anderson, if by courier:

The University of Texas M. D. Anderson Cancer Center

Strategic Industry Ventures/Office of Technology Commercialization

1MC9.2216

7007 Bertner Avenue

Houston, Texas 77030-3907

To Licensee by mail or courier:

Genprex, Inc.

Dell Medical School, Health Discovery Building

1601 Trinity Street, Suite 3.322

Austin, Texas 78712

Attention: Rodney Varner

or other addresses as may be given from time to time under the terms of this notice provision.

Communications regarding patent prosecution may be transmitted by electronic mail.  For such communications to MD Anderson sent via electronic mail, the electronic mail shall be addressed or copied to patentmail@mdanderson.org. For such communications to Licensee sent via electronic mail, the electronic mail shall be addressed or copied to rvarner@genprex.com, with a copy to rconfer@genprex.com.

Communications transmitting invoices to Licensee may be transmitted by email sent to rvarner@genprex.com, with a copy to rconfer@genprex.com.

14.3

Licensee and MD Anderson each represent and warrant to the other that it will comply with all applicable statutes, laws, ordinances and regulations relating to their activities under this Agreement, including, without limitation, those enforced by the FDA (including with respect to Licensee, compliance with cGMPs) and applicable export control laws.

14.4

This Agreement and all claims arising out of or relating thereto will be governed, construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement, and Licensee consents to the jurisdiction and venue of such courts and hereby explicitly waives the rights to any other venue to which it might be entitled by cause of action, domicile or otherwise.

14.5	[Reserved]

14.6	Failure of Board or MD Anderson to enforce a right under this Agreement will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

14.7

Headings included herein are for convenience only and will not be used to construe this Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, both Parties agree that any ambiguity in this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted this Agreement.

14.8

If any provision of this Agreement is for any reason found to be invalid or unenforceable, such provision shall be interpreted to fulfill its intended purpose to the maximum extent permitted by applicable law and all other provisions of this Agreement nevertheless will remain enforceable.

14.9

In the event that Licensee (or its Affiliate) brings an action, or participates as an adverse party in any action, before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of or Board’s ownership of any patent included in the Licensed Patents, then MD Anderson may immediately terminate this Agreement upon written notice to Licensee and with no opportunity for Licensee to cure. Any dispute regarding the validity, enforceability or ownership of any patent included in the Licensed Patents shall be litigated in the courts located in Houston, Texas, and Licensee agrees not to challenge personal jurisdiction in that forum. To the extent that Licensee unsuccessfully challenges, or participates as an adverse party in an action that unsuccessfully challenges, the validity or enforceability of any patent included in the Licensed Patents, Licensee agrees to reimburse MD Anderson and Board for all costs and fees (including attorney’s fees) paid by MD Anderson and Board in defending against such challenge. Licensee understands and agrees that, in the event Licensee successfully challenges the validity or enforceability of any patent included in the Licensed Patents, all payments or other consideration made or otherwise provided by Licensee to MD Anderson prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable. The obligations of this Section shall survive the expiration or termination of this Agreement.

14.10

This Agreement may be executed in one (1) or more counterparts, by original, facsimile or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.  In the event signatures are exchanged by facsimile and/or in “.pdf” format, each Party shall thereafter promptly provide an original signature page to the other Party.

14.11

MD Anderson, as an agency of the State of Texas and a member institution of The University of Texas System, is subject to the constitution and laws of the State of Texas and, under the constitution and laws of the State of Texas, possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted under the constitution and laws of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision of this Agreement, the provisions of this Agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the constitution and laws of the State of Texas. No Party to this Agreement will be required to perform or commit any act or omission that would violate any applicable law, including the constitution and laws of the State of Texas. Nothing in this Agreement shall be deemed as a waiver by Board, System or MD Anderson of its sovereign immunity.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

BOARD OF REGENTS OF THE
UNIVERSITY OF TEXAS System, on behalf of

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

By:	/s/ Ben Melson

Printed Name:	Ben Melson

Title:	SVP, CFO

Date:	April 24, 2020

Approved as to Content:

By:	/s/ Ferran Prat
Ferran Prat, J.D., Ph.D.
Senior Vice President
Research Administration & Industry Relations
M. D. Anderson Cancer Center

Understood:

By:	/s/ Jack A. Roth
Jack A. Roth, M.D.
Professor, Thoracic & Cardio Surgery-Rsch
M. D. Anderson Cancer Center

GENPREX, INC.

By:	/s/ Rodney Varner

Printed Name:	Rodney Varner

Title:	Chairman, Chief Executive Officer

Date:	May 4, 2020

 EXHIBIT I

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